Exhibit 99.1

Pharmacopeia Announces Further Reductions to Workforce

Princeton, NJ –August 5, 2008 – Pharmacopeia (NASDAQ: PCOP), an innovator in the discovery and development of novel small molecule therapeutics, has implemented the restructuring noted in its recent quarterly earnings release and conference call. This effort includes an immediate workforce reduction of approximately 40 percent through termination of positions. In May 2008, Pharmacopeia reduced its workforce by approximately 15 percent through attrition and termination of positions. With these two reductions the company will have reduced its workforce in excess of 50 percent from previous levels. The company will continue to fulfill its contractual commitments to its corporate partners.

“This decision is extremely difficult but necessary as it will allow us to better focus on our strategic initiatives,” said Joseph A. Mollica, Ph.D., Chairman of the Board of Directors and Interim President and Chief Executive Officer of Pharmacopeia. “We are grateful to our talented staff who have helped the company meet recent milestones.”

As a result of its reductions in operating expenditures, Pharmacopeia expects the cash burn for the quarter ending December 31, 2008 to be approximately $10 million, exclusive of severance related costs. The company expects its quarterly burn to be less than $10 million in 2009.

Pharmacopeia plans to begin a Phase 2 clinical trial for PS433540 focusing on the indication of diabetic nephropathy. The company is also considering opportunities to partner the development of PS433540 for various indications and is evaluating various strategic initiatives intended to further the development of the company’s business and enhance shareholder value.

In the third quarter of 2008, Pharmacopeia expects to record a charge of approximately $3 million in connection with the severance provided to employees directly affected by the latest reduction in staffing.

ABOUT PHARMACOPEIA

Pharmacopeia is a clinical development stage biopharmaceutical company dedicated to discovering and developing novel small molecule therapeutics to address significant medical needs.  The company has a broad portfolio of clinical and preclinical candidates under development internally or by partners including nine clinical compounds in Phase 2 or Phase 1 development addressing multiple indications including diabetic nephropathy, hypertension, muscle wasting, inflammation and respiratory disease.  The company is leveraging its fully integrated drug discovery platform to sustain the growth of its development pipeline.  Pharmacopeia has established strategic alliances with major pharmaceutical and biotechnology companies, including Bristol-Myers Squibb, Celgene, Cephalon, GlaxoSmithKline, Schering-Plough, and Wyeth Pharmaceuticals. For more information please visit the company’s website at http://www.pharmacopeia.com.

Contacts:
Brian M. Posner
Pharmacopeia, Inc.
(609) 452-3643
ir_pr@pcop.com

Catherine Watts Collier

Burns McClellan

(212) 213-0006

ccollier@burnsmc.com

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This press release, and oral statements made with respect to information contained in this press release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, goal, contingency or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. These forward-looking statements include, but are not limited to, statements about the successful implementation of Pharmacopeia’s strategic plans, Pharmacopeia’s anticipated operating results, financial condition, liquidity and capital resources, Pharmacopeia’s ability to raise additional capital, Pharmacopeia’s plans to develop PS433540, a product candidate from its DARA program, Pharmacopeia’s Phase 2 clinical studies with respect to PS433540, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS178990, a product candidate from its SARM program, Pharmacopeia’s Phase 1 clinical studies with respect to PS178990, including timing and expected outcomes of such studies, Pharmacopeia’s plans to develop PS031291, a product candidate from its chemokine receptor CCR1 program, Pharmacopeia’s estimates of the market opportunities for its product candidates, including PS433540, PS178990 and PS031291, Pharmacopeia’s ability to successfully perform under its collaborations with Bristol-Myers Squibb, Cephalon, GlaxoSmithKline, Schering-Plough and Wyeth, Pharmacopeia’s ability to build its pipeline of novel drug candidates through its own internally-funded drug discovery programs, third party collaborations and in-licensing, Pharmacopeia’s expectations concerning the development priorities of its collaborators, their ability to successfully develop compounds and its receipt of milestones and royalties from the collaborations, Pharmacopeia’s expectations concerning the legal protections afforded by U.S. and international patent law, Pharmacopeia’s ability to pursue the development of new compounds and other business matters without infringing the patent rights of others, additional competition, and changes in economic conditions.

Further information about these and other relevant risks and uncertainties may be found in Pharmacopeia’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Pharmacopeia urges you to carefully review and consider the disclosures found in its filings which are available in the SEC EDGAR database at http://www.sec.gov and from Pharmacopeia at http://www.pharmacopeia.com. All forward-looking statements in this press release and oral statements made with respect to information contained in this press release are qualified entirely by the cautionary statements included in this press release and such filings. These risks and uncertainties could cause actual results to differ materially from results expressed or implied by such forward-looking statements. These forward-looking statements speak only as of the date of this press release. Pharmacopeia undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.